GulfMark Offshore Reports Sharp Rise in
Revenue and Net Income

November 1, 2006 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced record net income for both the third quarter and the nine months ending September 30, 2006. Net income for the third quarter was $39.9 million, or $1.91 per diluted share, including a $6.6 million gain on the sale of a vessel. Quarterly revenue of $75.8 million reached an all time high, exceeding the level set in the prior quarter. Operating income for the third quarter of $44.4 million was also a new record. When compared to the second quarter of 2006, net income more than tripled while revenues increased over thirty percent. The improvements were directly related to improved day rates and increased vessel utilization in both the North Sea and Southeast Asia regions. The previously announced sale of the Highland Patriot, a vessel which had been operating in our Southeast Asia Region, contributed $0.32 per diluted share to the record results. Excluding the gain on the sale of the vessel, net income would have been $33.3 million, or $1.59 per diluted share, nearly 2.5 times the previous high set in the second quarter of 2006.

Comparing the 2006 third quarter results to the same quarter in 2005, when net income was $13.0 million or $0.63 per diluted share on revenue of $53.0 million, net income more than tripled and revenue increased forty-three percent. The $22.8 million increase in revenue in 2006 over the same quarter in 2005 was attributable to improvements in day rates of $18.2 million, utilization of $2.2 million, currency exchange of $1.8 million and the full quarter effect of our recent new builds of $1.9 million. Partially offsetting the rise in revenue was a decrease of $1.3 million related to the termination of the bareboat leased vessel at the beginning of 2006, and the vessel sale.

Bruce Streeter, President and COO, stated: "The outstanding quarterly performance is the direct result of being strategically positioned to take full advantage of a strong market and having been prepared for the anticipated seasonal impact. During the quarter, we had extremely high utilization and dry-docked only two vessels. We believed that we would have a very strong market during the quarter and completed as much of the dry-dock schedule as possible early in the year to increase the number of vessels available for the spot market during this active period. In the longer term perspective, we believe this quarter has demonstrated the significant increase in earnings power from our previous newbuilding program.

The gain on sale of the Highland Patriot is also noteworthy as it is indicative of the unrecognized value of our assets which we believe is frequently overlooked. It is important to appreciate that the quarter reflects the earnings potential of our growing fleet. To the extent we operate vessels in the short term or spot market, and as that market changes, margins on some vessels can change significantly as evidenced by the operating results this quarter. The timing of maintenance and resulting changes in utilization will also have an impact on our results in future quarters. Our view is that a large part of the future growth of GulfMark will come from our current new construction program as these vessels join the fleet. We believe the current and planned changes in our fleet will provide a better mix of equipment to meet the market opportunities in the future. All in all, this was a

GulfMark Offshore, Inc.
Press Release
November 1, 2006

great quarter with a very satisfying result and we look forward to the balance of the year as well as 2007."

At September 30, 2006 GulfMark had working capital of $74.0 million, including $42.4 million in cash. The Company had total debt of $240.9 million, consisting of $159.5 million of senior notes, $80.9 million outstanding under the new credit facility and $0.5 million related to the Aker Joint Venture capital contribution for the construction of the second Aker PSV09 vessel.

GulfMark will hold a conference call to discuss the earnings with analysts, investors and other interested parties at 11:30 A.M. EST/10:30 A.M. CST on Thursday, November 2, 2006. Those interested in participating in the conference call should call 877/381-5943 (706/679-4543, if outside the U.S. and Canada) 5 minutes in advance of the start time and ask for the GulfMark 3rd Quarter Earnings conference. The conference call will also be available via audio web cast and podcast at http://www.investorcalendar.com. A telephonic replay of the conference call will be available for 4 days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800/642-1687 (international calls should use 706/645-9291) and entering access code 9729409.

GulfMark and its subsidiaries provide marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact: Edward A. Guthrie, Executive Vice President
E-mail: Ed.Guthrie@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-K for the year ended December 31, 2005. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
November 1, 2006

Statement of Operations (unaudited)	Three Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005

Revenues	$75,831	$58,433	$53,048
Direct operating expenses	23,450	22,493	20,044
Drydock expense	1,507	3,580	1,497
Bareboat charter expense	-	-	1,056
General and administrative expenses	6,126	6,228	4,684
Depreciation expense	7,033	7,355	7,260
Gain on sale of assets	(6,640)	-	-
Operating Income	44,355	18,777	18,507

Interest expense	(3,797)	(4,134)	(4,657)
Interest income	134	265	78
Foreign currency gain (loss) and other	373	(814)	162
Income before income taxes	41,065	14,094	14,090
Income tax provision	(1,213)	(1,060)	(1,058)
NET INCOME	$39,852	$13,034	$13,032

Earnings per share:
Basic	$1.96	$0.64	$0.65
Diluted	$1.91	$0.63	$0.63

Weighted average common shares	20,300	20,224	20,046
Weighted average diluted common shares	20,855	20,740	20,723

GulfMark Offshore, Inc.
Press Release
November 1, 2006

Operating Statistics	Three Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005
Revenues by Region (000’s)
North Sea based fleet	$62,523	$45,806	$42,187
Southeast Asia based fleet	7,741	6,100	4,613
Americas based fleet	5,567	6,527	6,248

Rates Per Day Worked
North Sea based fleet	$23,366	$17,977	$16,149
Southeast Asia based fleet	7,094	6,260	5,808
Americas based fleet	10,809	10,964	10,294

Overall Utilization
North Sea based fleet	96.9%	93.7%	93.2%
Southeast Asia based fleet	99.1%	92.7%	88.0%
Americas based fleet	95.9%	100.0%	98.0%

Average Owned/Chartered Vessels
North Sea based fleet	31.0	30.3	31.0
Southeast Asia based fleet	11.9	11.7	10.0
Americas based fleet	6.0	6.7	7.0
Total	48.9	48.7	48.0

Drydock Activity(1)
North Sea based fleet	2	6	2
Southeast Asia based fleet	-	2	2
Americas based fleet	-	-	0
Total	2	8	4

Expenditures (000’s)	$1,507	$3,580	$1,497

	At October 26, 2006		At October 26, 2005
	2006(3)	2007(4)	2005(3)	2006(4)
Forward Contract Cover(2)
North Sea based fleet	93%	64%	91%	60%
Southeast Asia based fleet	92%	22%	77%	9%
Americas based fleet	100%	86%	100%	93%
Total	93%	56%	89%	53%

(1)Represents number of completed drydocks in period.
(2)Forward contract cover represents number of days vessels are under contract or option by customers divided by total  calendar days vessels are available for charter hire.
(3)Represents remaining period (10/27-12/31).
(4)Represents full year (1/1-12/31).

GulfMark Offshore, Inc.
Press Release
November 1, 2006

Statement of Operations (unaudited)	Nine Months Ended
	September 30, 2006	September 30, 2005

Revenues	$181,939	$152,454
Direct operating expenses	67,727	60,236
Drydock expense	7,843	6,656
Bareboat charter expense	-	2,819
General and administrative expenses	18,255	14,387
Depreciation expense	21,449	21,714
Gain on sale of assets	(6,640)	-
Operating Income	73,305	46,642

Interest expense	(12,229)	(14,190)
Interest income	564	309
Foreign currency loss and other	70	(306)
Income before income taxes	61,710	32,455
Income tax provision	(2,561)	(2,242)
NET INCOME	$59,149	$30,213

Earnings per share:
Basic	$2.93	$1.51
Diluted	$2.84	$1.46

Weighted average common shares	20,220	20,028
Weighted average diluted common shares	20,841	20,699

GulfMark Offshore, Inc.
Press Release
November 1, 2006

Operating Statistics	Nine Months Ended
	September 30, 2006	September 30, 2005
Revenues by Region (000’s)
North Sea based fleet	$144,151	$121,116
Southeast Asia based fleet	18,818	13,860
Americas based fleet	18,970	17,478

Rates Per Day Worked
North Sea based fleet	$18,829	$16,152
Southeast Asia based fleet	6,539	5,742
Americas based fleet	11,046	11,614

Overall Utilization
North Sea based fleet	94.2%	91.4%
Southeast Asia based fleet	92.1%	90.7%
Americas based fleet	98.3%	95.7%

Average Owned/Chartered Vessels
North Sea based fleet	30.5	30.8
Southeast Asia based fleet	11.5	10.0
Americas based fleet	6.6	5.9
Total	48.6	46.7

Drydock Activity(1)
North Sea based fleet	12	9
Southeast Asia based fleet	4	2
Americas based fleet	1	3
Total	17	14

Expenditures (000’s)	$7,843	$6,656

(1)Represents number of completed drydocks in period.

GulfMark Offshore, Inc.
Press Release
November 1, 2006

Balance Sheet Data (unaudited) ($000)	As of September 30, 2006	As of December 31, 2005
Cash	$42,376	$24,190
Working capital	73,992	34,941
Vessel and equipment, net	516,725	485,417
Construction in Progress	37,587	25,029
Total assets	699,450	613,915
Long term debt	240,939	247,685
Shareholders’ equity	412,365	320,096

Cash Flow Data (unaudited) ($000)	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Cash flow from operating activities	$55,587	$35,990
Cash flow used in investing activities	(26,603)	(10,753)
Cash flow used in financing activities	(14,589)	(25,012)